Exhibit 10.6
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made effective as of April 10, 2008 (the “Effective Date”) by and between Euronet Worldwide, Inc., a Delaware corporation (“Employer”), and Mr. Juan C. Bianchi, a permanent resident of the U.S. (“Employee”).
RECITALS
     WHEREAS, Employee is currently employed by Employer and both Employer and Employee desire for Employee to continue such employment on certain terms and conditions.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, Employer and Employee, each intending to be legally bound, agree as follows:
     1. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue indefinitely until the date on which Employee’s employment by Employer terminates pursuant to Section 7 or 8 of this Agreement. This Agreement shall, as of the Effective Date, supercede and replace in its entirety any written or verbal employment agreement then in effect between Employer and Employee.
     2. Service. Employee shall serve as Executive Vice President of the Employer, responsible for the overall management and operation of the Employer’s subsidiary, Ria Envia, Inc., and shall perform services and serve in such other positions as requested by Employer’s Board of Directors (the “Board”) or Chief Executive Officer. Employee shall perform such services as normally are associated with such positions.
     3. Compensation and Benefits.
          (a) Base Salary. During the Term, as compensation for services rendered by Employee under this Agreement, Employer shall pay Employee an annual base salary of $300,000 in installments in accordance with Employer’s general payroll practices (as amended from time to time, “Base Salary”).
          (b) Other Compensation.
(i)	Employee will be awarded restricted stock of Employer with an aggregate value of $6,500,000 at the first meeting of the Compensation Committee following the Effective Date. The number of shares of restricted stock awarded shall be equal to $6,500,000 divided by the closing stock price on the date of the award (the

“Award Date.” The overall restricted stock shall vest in accordance with the conditions set forth in Schedule A.

(ii)	During the Term, Employee shall be entitled to such comparable fringe benefits and perquisites as may be provided to Employer’s executive level employees pursuant to policies established from time to time by Employer.

(iii)	Employee and Employee’s immediate family shall be provided by Employer with medical, dental and life insurance through and in accordance with the terms of Employer’s group health insurance plan, subject to payment by Employee of a portion of the premiums in accordance with policies established by Employer from time to time.
     4. Other Benefits. During the Term, Employee shall be entitled to annual vacation of twenty (20) days, provided however that Employee may not use more than ten (10) consecutive vacation days at one time and that Employee may accrue no more than five (5) days of unused vacation from year to year.
     5. Business Expense Reimbursement. Employer shall reimburse Employee for all reasonable and proper business expenses incurred by Employee in the performance of Employee’s duties hereunder during the Term, in accordance with Employer’s customary practices for executive level employees, and provided such business expenses are reasonably documented.
     6. Restrictions on Employee’s Conduct.
          (a) Exclusive Services. During the Term, Employee shall at all times devote Employee’s full-time attention, energies, efforts and skills to the business of Employer (which term shall hereinafter include each of Employer’s subsidiaries) and shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, without Employer’s written consent, provided that such prior consent shall not be required with respect to: (i) business interests that neither compete with Employer nor interfere with the performance of Employee’s duties and obligations under this Agreement; or (ii) Employee’s charitable, philanthropic or professional association activities which do not interfere with the performance of Employee’s duties and obligations under this Agreement.
          (b) Confidential Information. During the Term and after the termination of the Term, Employee shall not disclose or use, directly or indirectly, any Confidential Information. For the purposes of this Agreement, “Confidential Information” shall mean all information disclosed to Employee, or known by him as a consequence of or through Employee’s employment with Employer (under this Agreement or prior to this Agreement) where such information is not generally known in the trade or industry and where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of Employer. Confidential

Information shall include business and development plans (whether contemplated, initiated or completed), information with respect to the development of technical and management services, methods of operation, results of analysis, business forecasts, financial data, costs, revenues, and similar information. Upon termination of the Term, Employee shall immediately return to Employer all property of Employer and all Confidential Information, which is in tangible form, and all copies thereof.
          (c) Business Opportunities and Conflicts of Interests.
(i)	During the Term, Employee shall promptly disclose to Employer each business opportunity of a type which, based upon its prospects and relationship to the existing businesses of Employer, Employer might reasonably consider pursuing. After termination of this Agreement, regardless of the circumstances thereof, Employer shall have the exclusive right to participate in or undertake any such opportunity on its own behalf without any involvement of Employee.

(ii)	During the Term, Employee shall refrain from engaging in any activity, practice or act which conflicts with, or has the potential to conflict with, the interests of Employer, and he shall avoid any acts or omissions which are disloyal to, or competitive with Employer.
          (d) Non-Solicitation. During the period of time with respect to which the Employee is to receive severance payments under this Agreement (the “Severance Period”), Employee shall not, except in the course of Employee’s duties under this Agreement, directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or solicit any person to leave the employ of Employer, if such person was employed by Employer at any time during the twelve (12) month period preceding the relevant communication.
          (e) Covenant Not to Compete.
(i)	During the Term and for any Severance Period under this Agreement, Employee shall not, without Employer’s prior written consent, directly or indirectly, either as an officer, director, employee, agent, advisor, consultant, principal, stockholder, partner, owner or in any other capacity, on Employee’s own behalf or otherwise, in any way engage in, represent, be connected with or have a financial interest in, any business which is, or to Employee’s knowledge, is about to become, engaged in any business with which Employer is currently or has previously done business or any subsequent line of business developed by Employer or any business planned during the Term to be established by Employer. Notwithstanding the foregoing, Employee shall be permitted to own passive investments in publicly held companies provided that such investments do not exceed five percent (5%) of any such company’s outstanding equity.

(ii)	If Employer or Employee terminates this Agreement, Employee shall not, during the Severance Period, engage in competition with Employer, or solicit, from any person or entity who purchased any product or service from Employer during Employee’s employment hereunder, the purchase of any product or service in competition with then existing products or services of Employer.

(iii)	For purposes of this Agreement, without limiting the provisions of Section 6(e)(i), Employee shall be deemed to engage in competition with Employer if he shall directly or indirectly, either individually or as a stockholder, director, officer, partner, consultant, owner, employee, agent, or in any other capacity, consult with or otherwise assist any person or entity engaged in providing consumer to consumer money transfer services, prepaid card services or electronic financial transactions services. The provisions of this Section 6(e) shall apply in any location in which Employer has established, or to the Employee’s knowledge, is in the process of establishing, a subsidiary.
          (f) Employee Acknowledgment. Employee hereby agrees and acknowledges that the restrictions imposed upon him by the provisions of this Section 6 are fair and reasonable considering the nature of Employer’s business, and are reasonably required for Employer’s protection.
          (g) Invalidity. If a court of competent jurisdiction or an arbitrator shall declare any provision or restriction contained in this Section 6 as unenforceable or void, the provisions of this Section 6 shall remain in full force and effect to the extent not so declared to be unenforceable or void, and the court may modify the invalid provision to make it enforceable to the maximum extent permitted by law.
          (h) Specific Performance. Employee agrees that if he breaches any of the provisions of this Section 6, the remedies available at law to Employer would be inadequate and in lieu thereof, or in addition thereto, Employer shall be entitled to appropriate equitable remedies, including specific performance and injunctive relief. Employee agrees not to enter into any agreement, either written or oral, which may conflict with this Agreement, and Employee authorizes Employer to make known the terms of this Section 6 to any person, including future employers of Employee.

     7. Termination.
          (a) Termination by Employer for Cause. Subject to the last sentence of this Section 7(a), at any time during the Term of this Agreement, Employer may terminate Employee’s employment for Cause, as defined below, upon at least fourteen (14) days written notice setting forth a description of the conduct constituting Cause. If Employee’s employment is terminated for Cause, he shall be entitled to:
(i)	payment of any unpaid portion of Employee’s Base Salary through the effective date of such termination;

(ii)	reimbursement for any outstanding reasonable business expense he has incurred in performing Employee’s duties hereunder

(iii)	the right to elect continuation coverage of insurance benefits to the extent required by law; and

(iv)	payment of any accrued but unpaid benefits up to and including the effective date of the termination (including without limitation, any tax equalization payments, bonus due up to the date of termination), and any other rights, as required by the terms of any employee benefit plan or program of Employer;
For purposes of this Agreement, “Cause” shall mean: (1) conviction of Employee of, or the entry of a plea of guilty or nolo contendere by Employee to, any felony, or any misdemeanor involving moral turpitude; (2) fraud, misappropriation or embezzlement by Employee; (3) Employee’s wilful failure, gross negligence or gross misconduct in the performance of Employee’s assigned duties for Employer; (4) wilful failure by Employee to follow reasonable instructions of any officer to whom Employee reports or the Euronet board; and (5) Employee’s gross negligence or gross misconduct in the performance of Employee’s assigned duties for Employer provided, however, that should the Employer seek to terminate Employee’s employment for Cause pursuant to numbers (3), (4), or (5), herein, then the Employer shall first provide Employee with thirty (30) calendar days notice of such deficiency and allow Employee to attempt to cure the alleged deficiency during that thirty (30) day time period. Only upon expiration of the thirty (30) day time period, if the Employer believes that Employee has not sufficiently cured the alleged deficiency, may the Employer issue the notice of termination for Cause (upon the fourteen (14) day written notice described above). Notwithstanding the provisions of this Section 7(a) defining “Cause,” in the event of a Change of Control, as defined hereafter, a Termination for Cause shall mean only a termination for an act of dishonesty by Employee constituting a felony which was intended to or resulted in gain or personal enrichment of Employee at Employer’s expense. For purposes of this entire agreement and for the avoidance of doubt, the “termination” of Employee’s employment is intended to be a “separation from service” under Code section 409A(a)(2)(A)(i) and is to be interpreted in a manner consistent with such section and applicable Treasury regulations issued thereunder.

          (b) Termination by Employer Without Cause or Termination by Employee for any Reason. At any time before a Change of Control, Employer may terminate Employee’s employment without Cause, by giving written notice of termination and Employee may terminate Employee’s employment for any reason. Employee’s employment will also be terminated upon the death or disability of Employee, as set forth below.
     (i) If Employee’s employment is terminated by Employer without Cause, Employee shall be entitled to receive from Employer the following:
     (A) severance benefits including:
(1) subject to Section 7(f) below payment of the then current Base Salary for a Severance Period of twenty-four (24) months, in accordance with Employer’s regular salary payment practices;
(2) continuation of the vesting of any of the restricted stock identified as “Time Vest Restricted Stock” and “Performance Vest Restricted Stock — Tranche A” on Schedule A, through the full twenty-four (24) month Severance Period;
(3) continued coverage for Employee (and, if applicable under the applicable welfare benefit plan(s), his spouse and family) under Employer’s welfare benefit plans (such as medical, dental, disability and life) that covered him (or them) immediately before Employee’s termination as if he had remained in employment until the end of the Severance Period. If Employee’s participation in any Employer’s welfare benefit plan is barred or cannot be continued under applicable laws, Employer shall either arrange to provide substantially similar benefits or pay Employee the equivalent tax affected value of such substantially similar benefits in cash, provided such cash payment(s) are made in the tax years such that the payments are compliant with the payment rules under Code Section 409A. In no event will any reimbursement for expense associated with continued coverage under an applicable welfare plan be made later than the end of the year following the year in which the expense was incurred;

     (B) reimbursement for any outstanding reasonable business expense Employee has incurred in performing his duties hereunder during the Term;
     (C) payment of any accrued but unpaid benefits up to and including the effective date of the termination of employment (including without limitation, any tax equalization payments, bonus due up to the date on which the Severance Period commences), and any other rights, as required by the terms of any employee benefit plan or program of Employer;
     (D) the right to elect continuation coverage of insurance benefits to the extent required by law; and
     (E) payment of COBRA premiums for medical benefits for a period up to six (6) months following termination of the Severance Period, if Employee timely elects to continue those benefits under COBRA.
For purposes of this Agreement, termination “without Cause” shall mean involuntary termination of employment, at the direction of Employer, in the absence of “Cause” as defined above.
          (ii) Subject to the provisions of Section 8, Employee may terminate his employment and this Agreement at any time for any reason by giving thirty (30) days’ written notice to Employer. If Employee terminates his employment, he shall be entitled to:
     (A) severance benefits including:
(1) subject to Section 7(f) below, payment of the then current Base Salary for a Severance Period of twenty-four (24) months, in accordance with Employer’s regular salary payment practices, and
(2) continuation of the vesting of the restricted stock identified as “Time Vest Restricted Stock on the attached Schedule A through the full twenty-four (24) month Severance Period.
     (B) reimbursement for any outstanding reasonable business expense Employee has incurred in performing his duties hereunder during the Term;
     (C) the right to elect continuation coverage of insurance benefits to the extent required by law; and
     (D) payment of any accrued but unpaid benefits up to and including the effective date of termination of employment (including without limitation, any tax equalization payments, bonus due up to the date on which the Severance Period commences, and any other rights, as required by the terms of any employee benefit plan or program of Employer.

          (c) Termination Due to Death. Employee’s employment and this Agreement shall terminate immediately upon Employee’s death. If Employee’s employment is terminated because of Employee’s death, Employee’s estate or Employee’s beneficiaries, as the case may be, shall be entitled to:
(i)	payment of any unpaid portion of Employee’s then current Base Salary through the effective date of such termination;

(ii)	reimbursement for any outstanding reasonable business expense Employee incurred in performing Employee’s duties hereunder;

(iii)	the right to elect continuation coverage of insurance benefits to the extent required by law;

(iv)	any pension survivor benefits that may become due pursuant to any employee benefit plan or program of Employer, and

(v)	payment of any accrued but unpaid benefits and any other rights, and vesting of any outstanding stock options, restricted stock awards and other equity incentive awards (“Equity-Based Awards”) as provided by the terms of any employee benefit plan or program of Employer.
          (d) Termination Due to Disability. Employer may terminate Employee’s employment at any time if Employee becomes disabled, upon written notice by Employer to Employee. If Employee’s employment is terminated because of Employee’s disability, he shall be entitled to:
(i)	payment of a lump-sum disability benefit equal to twelve (12) months’ then current Base Salary;

(ii)	continuation of the vesting of any outstanding Equity-Based Awards”) and continuation of Employee’s rights to exercise such Equity Based Awards, through the effective date of such termination and for a period of twelve (12) months following such termination.

(iii)	reimbursement for any outstanding reasonable business expense he has incurred in performing Employee’s duties hereunder;

(iv)	the right to elect continuation coverage of insurance benefits to the extent required by law; and

(iv)	payment of any accrued but unpaid benefits and any other rights, and vesting of any outstanding Equity Based Awards as provided by the terms of any employee benefit plan or program of Employer.
“Disability,” as used in this paragraph, means a physical or mental illness, injury, or condition that (a) prevents, as certified by a physician, Employee from performing one or more of the essential functions of Employee’s position, for at least 120 consecutive calendar days or for at least 150 calendar days, whether or not consecutive, in any 365 calendar day period, and (b) which cannot be accommodated with a reasonable accommodation, without undue hardship on Employer, as specified in the Americans with Disabilities Act. Any payment under this Section 7(d) shall be made within 30 day of Employee’s termination of employment; provided, however, if Employee is a Specified Employee (as defined below in Section 7(f)), the payment provided for above under Section 7(d)(i) shall not be made until the first day after six months after Employee’s termination of employment.
          (e) Payments Terminated. If the Board of Employer has determined in good faith that the Employee has failed to comply with the requirements of the Confidentiality, Non-Solicitation and Non-Competition provisions referenced in Section 6 hereof at any time following any termination, other than a termination without Cause under Section 7 or 8, or a termination following or in anticipation of a Change of Control, then Employer may cease payment of and/or cease the provision of any benefits under this Agreement, provided however that should Employee seek to adjudicate the Board’s determination of Employee’s failure to comply, then upon a final adjudication in Employee’s favor, Employer shall immediately pay, in lump sum, all such obligations and provide all such benefits to Employee, along with any other damages to which Employee is entitled by law or in accordance with Section 10, below.
          (f) Payments to Specified Employee. If Employee is a “specified employee” (as defined in section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”) (hereinafter a “Specified Employee”)) at the time Employee is eligible to be paid any amounts under Section 7(b)(i)(A) and (B) or 7(b)(ii)(A) and (B), such payment(s) shall be paid in equal installments in accordance with Employer’s regular salary payment practices over the Severance Period except that no payments shall be made during the first six months following Employee’s termination of employment and each such payment which otherwise would have been made during such initial six-month time period shall be held in arrears by Employer until the first day after six months following Employee’s termination of employment, at which time all amounts held in arrears shall be paid in a lump sum and the remaining 18 months of severance pay shall be paid in equal installments in accordance with Employer’s regular salary payment practices over the remainder of the Severance Period.
     8. Continuation of Employment Upon Change of Control.
          (a) Continuation of Employment. Subject to the terms and conditions of this Section 8, in the event of a Change of Control of Employer (as defined in Section 8(v)) at any time during Employee’s employment hereunder, Employee will remain in the employ of Employer for a period of an additional three (3) years from the date of such Change of Control

(the “Control Change Date”). Employer shall, for the three (3) year period (the “Three-Year Period”) immediately following the Control Change Date, continue to employ Employee at not less than the capacity Employee held immediately prior to the Change of Control. During the Three-Year Period, Employer shall continue to pay Employee salary on the same basis, at the same intervals and at a rate not less than, that paid to Employee at the Control Change Date. Any termination of employment by the Employer following a Control Change Date shall be governed by this Section 8 rather than the provisions of Section 7(a) or 7(b).
          (b) Benefits. During the Three Year Period, Employee shall be entitled to participate, on the basis of his Employee position, in each of the following plans (together, the “Specified Benefits”) in existence, and in accordance with the terms thereof, at the Control Change Date:
(i)	any incentive compensation plans;

(ii)	any benefit plan and trust fund associated therewith, related to (A) life, health, dental, disability, or accidental death and dismemberment insurance, (B) employee stock ownership (such as under the Employer’s ESPP and other stock option plans); and

(iii)	any other benefit plans hereafter made generally available to Employees at Employee’s level or to the employees of Employer generally.
In addition, all outstanding Equity Based Awards held by Employee under any stock plan of Employer or its affiliates shall become immediately vested on the Control Change Date.
          (c) Definition of Change of Control. For purposes of this Section, a “Change of Control” shall be considered to have occurred if (i) Employer has completed a merger, consolidation or dissolution such that immediately after such event the shareholders of Employer immediately before such merger, consolidation or dissolution hold less than 50% of the surviving entity and such transaction has been closed; (ii) Employer completes a sale, exchange or disposition of all or substantially all of Employer’s assets and such transaction has been closed; (iii) less than 75% of the members of the Board shall be individuals who were members of the Board on the Effective Date or whose election or nomination was approved by a vote of at least 75% of the members of the Board then still in office who were either members of the Board on the Effective Date or whose election or nomination was so approved; or (iv) any “person” (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) shall have become “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of Employer representing 40% or more (calculated in accordance with Rule 13d-3) of the aggregate voting power of Employer’s then outstanding voting securities.
          (d) Termination Without Cause After Change of Control. Notwithstanding any other provision of this Section 8, at any time after the Control Change Date, Employer may terminate the employment of Employee without Cause (the “Termination”), but it shall pay to

Employee in accordance with Section 8(f) his full Base Salary through the Termination, to the extent not theretofore paid, plus an amount (the “Special Severance Payment”) equal to the product (discounted to the then present value on the basis of a rate of 7.5% per annum) of his annual Base Salary specified in Section 3 hereof multiplied by the number of years and any portion thereof remaining in the Three-Year Period (or if the remaining term in the Three-Year Period after the Termination is less than two years, for two years — the “Extended Period”); provided, however, if any portion of Employee’s Special Severance Payment is not accelerated and paid earlier than it would have been paid as a monthly installment payment (as may be the case with certain amounts paid within six months following Employee’s termination or certain amounts paid under Section 8(f)(iii)-(vi)), no such present value discount shall be applied to such portion(s) of the payment. Specified Benefits to which Employee was entitled immediately prior to Termination shall continue until the end of the Three Year Period (or the Extended Period, if applicable); provided that: (i) if any plan pursuant to which Specified Benefits are provided immediately prior to Termination would not permit continued participation by Employee after Termination and that Specified Benefit does not constitute nonqualified deferred compensation subject to Code section 409A, then Employer shall pay to Employee within five days after Termination a lump sum payment equal to the amount of such Specified Benefit(s) Employee would have received if Employee had been fully vested an a continuing participant in such plan to the end of the Three-Year Period or the Extended Period, if applicable; and (ii) if Employee obtains new employment following Termination, then following any waiting period applicable to participation in any plan of the new employer, Employee shall continue to be entitled to receive benefits pursuant to this sentence only to the extent such benefits would exceed those available to Employee under comparable plans of the Employee’s new employer (but Employee shall not be required to repay any amounts then already received by him).
          (e) Resignation following a Change of Control. In the event of a Change of Control of Employer, thereafter, for “good reason” (as defined below), Employee may, at any time during the Three Year Period, in his sole discretion, on not less than thirty (30) days’ written notice and effective at the end of such notice period, resign his employment with Employer (the “Resignation”). In accordance with Section 8(f), Employer shall pay to Employee his full Base Salary through the effective date of such Resignation, to the extent not theretofore paid, plus an amount equal to the Special Severance Payment (computed as provided in the first sentence of Section 8(d), except that for purposes of such computation all references to “Termination” shall be deemed to be references to “Resignation”). Upon Resignation of Employee, Specified Benefits to which Employee was entitled immediately prior to Resignation shall continue on the same terms and conditions as provided in Section 8(d) in the case of Termination (including equivalent payments provided for therein). For purposes of this Agreement, “good reason” shall mean the occurrence of one of the following occurrences: (i) a significant diminution in the nature or scope of Employee’s authority, title, responsibilities or duties, unless Employee is given new authority or duties that are substantially comparable to Employee’s previous authority or duties; (ii) a reduction in Employee’s then-current Base Salary, or a significant reduction in Employee’s opportunities for earnings, or the termination or significant reduction of any Employee benefit or perquisite enjoyed by him; (iii) a change in Employee’s place of employment such that Employee is required to work more than fifty (50) miles from Employee’s then current place of employment; (iv) the failure of Employer to obtain an assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of Employer within forty-five (45) days after a merger, consolidation, sale or similar transaction; or (v) any material breach of this Agreement by Employer, provided however that to the extent Employee believes that Employer has engaged in a material breach of this Agreement, Employee shall provide Employer with ten (10) calendar days notice of such material breach and allow Employer to attempt to cure the alleged breach during that ten (10) day time period. Only upon expiration of the ten (10) day time period, if Employee believes that Employer has not sufficiently cured the alleged breach may Employee issue the notice of Resignation for “good reason” described above).
          (f) Timing of Payments. The time at which all payments due under Sections 8(d) or 8(e) above will commence and the form in which such payments will be made will depend upon the following three factors: (1) whether Employee is a Specified Employee, (2) whether the Termination or Resignation following a Change of Control occurs on or before, or after the second anniversary of the Control Change Date and (3) whether the Change of Control constitutes a “change in the ownership or effective control” of Employer or a “change in the ownership of a substantial portion of the assets” of Employer within the meaning of Code section 409A(a)(2)(A)(v) and the applicable Treasury Regulations issued thereunder (a “Section 409A Change of Control”). Each of the payment scenarios is set forth below:
(i)	If Employee is a Specified Employee at the time Employee is eligible to be paid any amounts under Section 8(d) or 8(e), Employee’s termination from employment is on or before the second anniversary of the Control Change Date, and the Change of Control is a Section 409A Change of Control, such payment(s) shall be made in a lump sum, on the first day after the six month anniversary of the effective date of Employee’s termination of employment.

(ii)	If Employee is not a Specified Employee at the time Employee is eligible to be paid any amounts under Section 8(d) or 8(e), Employee’s termination from employment is on or before the second anniversary of the Control Change Date, and the Change of Control is a Section 409A Change of Control, such payment(s) shall be paid in a lump sum payment within 5 business days of Employee’s termination of employment.

(iii)	If Employee is a Specified Employee at the time Employee is eligible to be paid any amounts under Section 8(d) or 8(e), Employee’s termination from employment is after the second anniversary of the Control Change Date, and whether or not the Change of Control is a Section 409A Change of Control, such payment(s) shall be paid in equal installments in accordance with Employee’s regular salary payment practices over the Severance Period except that no payments shall be made during the first six months following Employee’s termination of employment and each such payment which otherwise would have been made during such initial six-month time period shall be held in arrears by Employer until the first payment made six months and one day following Employee’s termination of employment at which time all amounts held in arrears shall be paid in a lump sum and the remaining 18 months of severance pay shall be paid in equal installments in accordance with Employer’s regular salary payment practices over the Severance Period.

(iv)	If Employee is not a Specified Employee at the time Employee is eligible to be paid any amounts under Section 8(d) or 8(e), Employee’s termination from employment is after the second anniversary of the Control Change Date and whether or not the Change of Control is a Section 409A Change of Control, such payment(s) shall be made in equal installments over the Severance Period in accordance with Employer’s regular salary payment practices.

(v)	If Employee is a Specified Employee at the time Employee is eligible to be paid any amounts under Section 8(d) or 8(e), Employee’s termination from employment is on or before the second anniversary of the Control Change Date, and the Change of Control is not a Section 409A Change of Control, such payment(s) shall be paid in equal installments in accordance with Employee’s regular salary payment practices over the Severance Period except that no payments shall be made during the first six months following Employee’s termination of employment and each such payment which otherwise would have been made during such initial six-month time period shall be held in arrears by Employer until the first payment made six months and one day following Employee’s termination of employment at which time all amounts held in arrears shall be paid in a lump sum and the remaining 18 months of severance pay shall be paid in equal installments in accordance with Employer’s regular salary payment practices over the Severance Period.

(vi)	If Employee is not a Specified Employee at the time Employee is eligible to be paid any amounts under Section 8(d) or 8(e), Employee’s termination from employment is on or before the second anniversary of the Control Change Date, and the Change of Control is not a Section 409A Change of Control, such payment(s) shall be made in equal installments over the Severance Period in accordance with Employer’s regular salary payment practices.
          (g) Mitigation and Expenses.
               (i) Other Employment. After the Control Change Date, Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and except as expressly set forth herein no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Employee is entitled hereunder.

               (ii) Expenses. If any dispute should arise under this Agreement after the Control Change Date involving an effort by Employee to protect, enforce or secure rights or benefits claimed by Employee hereunder, Employer shall pay (promptly upon demand by Employee accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorney’s fees) incurred by Employee in connection with such dispute, without regard to whether Employee prevails in such dispute except that Employee shall repay Employer any amounts so received if a court having jurisdiction shall make a final, non-appealable determination that Employee acted frivolously or in bad faith by such dispute
          (h) Successors in Interest. The rights and obligations of Employer and Employee under this Section 8 shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Employer and Employee, regardless of the manner in which such successors or assigns shall succeed to the interest of Employer or Employee hereunder and this Section 8 shall not be terminated by the voluntary or involuntary dissolution of Employer or any merger or consolidation or acquisition involving Employer, or upon any transfer of all or substantially all of Employer’s assets, or terminated otherwise than in accordance with its terms. In the event of any such merger or consolidation or transfer of assets, the provision of this Section 8 shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation or other person to which such assets shall be transferred.
     9. Deductions and Withholding. Employee agrees that Employer may withhold from any and all payments required to be made by Employer to Employee under this Agreement all taxes or other amounts that Employer is required by law to withhold in accordance with applicable laws or regulations from time to time in effect.
     10. Gross Up Payment. If at any time or from time to time, it shall be determined by tax counsel mutually agreeable to Employer and Employee that any payment or other benefit to Employee pursuant to this Agreement or otherwise (“Potential Parachute Payment”) is or will become subject to the excise tax imposed by Section 4999 of the Code or any similar tax (“Excise Taxes”), then Employer shall, subject to the limitations below, pay or cause to be paid a tax gross-up payment (“Gross-Up Payment”) with respect to all such Excise Taxes and other taxes on the Gross-Up Payment. The Gross-Up Payment shall be an amount equal to the product of (a) the amount of the Excise Taxes multiplied by (b) a fraction (the “Gross-Up Multiple”), the numerator or which is one (1.0), and the denominator of which is one (1.0) minus the lesser of (i) the sum, expressed as a decimal fraction, of the effective marginal rates of any taxes and any Excise Taxes applicable to the Gross-Up Payment or (ii) .80, it being intended that the Gross-Up Multiple shall in no event exceed five (5.0). If different rates of tax are applicable to various portions of a Gross-Up Payment, the weighted average of such rates shall be used. Excise Taxes and other penalties under Section 409A of the Code shall not be “any similar tax” for purposes of this Agreement.

     (a) To the extent possible, any payments or other benefits to Employee pursuant to this Agreement shall be allocated as consideration for Employee’s entry into the covenants made by him in Section 6.
     (b) Notwithstanding any other provisions of this Section 10, if the aggregate After-Tax Amount (as defined below) of the Potential Parachute Payments and Gross-Up Payment that, but for this limitation, would be payable to Employee, does not exceed 120% of After-Tax Floor Amount (as defined below), then no Gross-Up Payment shall be made to Employee and the aggregate amount of Potential Parachute Payments payable to Employee shall be reduced (but not below the Floor Amount) to the largest amount which would both (i) not cause any Excise Tax to be payable by Employee and (ii) not cause any Potential Parachute Payments to become nondeductible by Employer by reason of Section 280G of the Code (or any successor provision). For purposes of the preceding sentence, Employee shall be deemed to be subject to the highest effective after-tax marginal rate of taxes.
   For purposes of this Agreement:
   (i) “After-Tax Amount” means the portion of a specified amount that would remain after payment of all taxes paid or payable by Employee in respect of such specified amount; and
   (ii) “Floor Amount” means the greatest pre-tax amount of Potential Parachute Payments that could be paid to Employee without causing Employee to become liable for any Excise Taxes in connection therewith; and
   (iii) “After-Tax Floor Amount” means the After-Tax Amount of the Floor Amount.
     (c) If for any reason tax counsel mutually agreeable to Employer and Employee later determine that the amount of Excise Taxes payable by Employee is greater than the amount initially determined pursuant to the above provisions of this Section 10, then Employer shall, subject to Sections 10(d) and 10(e) pay Employee, within thirty (30) days of such determination, or pay to the IRS as required by applicable law, an amount (which shall also be deemed a Gross-Up Payment) equal to the product of (a) the sum of (i) such additional Excise Taxes and (ii) any interest, penalties, expenses or other costs incurred by Employee as a result of having taken a position in accordance with a determination made pursuant to Paragraph 10(d), multiplied by (b) the Gross-Up Multiple.
     (d) Employee shall immediately notify Employer in writing (an “Employee’s Notice”) of any claim by the IRS or other taxing authority (an “IRS Claim”) that, if successful, would require the payment by Employee of Excise Taxes in respect of Potential Parachute Payments in an amount in excess of the amount of such Excise Taxes determined in accordance with Section 10. Employee’s Notice shall fully inform Employer of all particulars of the IRS Claim and the date on which such IRS Claim is due to be paid (the “IRS Claim Deadline”).

     Employer shall direct the Employee as to whether to pay all or part of the IRS Claim or to contest the IRS Claim or to pursue a claim for a refund (a “Refund Claim”) of all or any portion of such Excise Taxes, other taxes, interest or penalties as may be specified by Employer in a written notice to Employee. If Employer directs Employee to pay all or part of the IRS Claim, the amount of such payment shall also be deemed a Gross-Up Payment, which Employer shall pay to the Employee or the IRS, as appropriate. The Employee shall cooperate fully with Employer in good faith to contest such IRS Claim or pursue such Refund Claim (including appeals) and shall permit Employer to participate in any proceedings relating to such IRS Claim or Refund Claim.
     Employer shall control all proceedings in connection with such IRS Claim or Refund Claim (as applicable) and in its discretion may cause Employee to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Internal Revenue Service or other taxing authority.
     Employer shall pay directly all legal, accounting and other costs and expenses (including additional interest and penalties) incurred by Employer or Employee in connection with any IRS Claim or Refund Claim, as applicable, and shall indemnify Employee, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such payment of costs or expenses.
     (e) If Employee receives any refund with respect to Excise Taxes, Employee shall (subject to Employer’s complying with any applicable requirements of Section 10(d)) promptly pay Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). Any contest of a denial of refund shall be controlled by Section 10(d).
     (f) 409A Compliance. Any Gross-Up Payment made under this Agreement shall be made no later than by the end of Employee’s taxable year next following Employee’s taxable year in which he remits the Excise Taxes. In the event Employee has a right to a Gross-Up Payment due to a tax audit or litigation addressing the existence or amount of a tax liability, whether Federal, state, local, or foreign, any Gross-Up Payment relating thereto will be made by the end of Employee’s taxable year following Employee’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of Employee’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.
     11. Arbitration. Whenever a dispute arises between the Parties concerning this Agreement or any of the obligations hereunder, or Employee’s employment generally, Employer and Employee shall use their best efforts to resolve the dispute by mutual agreement. If any dispute cannot be resolved by Employer and Employee, it shall be submitted to arbitration in Kansas City, Missouri, to the exclusion of all other avenues of relief and adjudicated pursuant to the American Arbitration Association’s Rules for Employment Dispute Resolution then in effect. The decision of the arbitrator must be in writing and shall be final and binding on the Parties, and judgment may be entered on the arbitrator’s award in any court having jurisdiction thereof. The expenses of the arbitration shall be borne by the losing Party to the arbitration and the prevailing Party shall be entitled to recover from the losing Party all of its or Employee’s own costs and attorney’s fees with respect to the arbitration (except as set forth in Section 8(g)(ii), above). Nothing in this Section 11 shall be construed to derogate Employer’s rights to seek legal and equitable relief in a court of competent jurisdiction as contemplated by Section 6(h).
     12. Non-Waiver. It is understood and agreed that one Party’s failure at any time to require the performance by the other Party of any of the terms, provisions, covenants or conditions hereof shall in no way affect the first Party’s right thereafter to enforce the same, nor shall the waiver by either Party of the breach of any term, provision, covenant or condition hereof be taken or held to be a waiver of any succeeding breach.
     13. Severability. If any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or any arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.
     14. Survivability. Unless otherwise provided herein, upon termination or expiration of the Term, the provisions of Sections 6 through 20 hereof shall nevertheless remain in full force and effect but shall under no circumstances extend the Term of this Agreement (or the Employee’s right to accrue additional benefits beyond the expiration of the Term as determined in accordance with Section 1 but without regard to this Section).
     15. Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Delaware without regard to the conflict of law provisions thereof.
     16. Construction. The Section headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof. All references herein to Sections shall be deemed to refer to numbered sections of this Agreement.
     17. Entire Agreement. This Agreement contains and represents the entire agreement of Employer and Employee and supersedes all prior agreements, representations or understandings, oral or written, express or implied with respect to the subject matter hereof. This Agreement may not be modified or amended in any way unless in a writing signed by each of Employer and Employee. No representation, promise or inducement has been made by either Employer or Employee that is not embodied in this Agreement, and neither Employer nor Employee shall be bound by or liable for any alleged representation, promise or inducement not specifically set forth herein.

     18. Assignability. Neither this Agreement nor any rights or obligations of Employer or Employee hereunder may be assigned by Employer or Employee without the other Party’s prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Employer and Employee and their heirs, successors and assigns.
     19. Code Section 409A. This Agreement is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that any payment or benefit provided hereunder is subject to Section 409A of the Code, such payment or benefit shall be provided in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment or benefit shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Agreement that would cause any payment or benefit to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.
     20. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopy or similar form of telecommunication, and shall be deemed to have been given when received. Any such notice or communication shall be addressed:

if to Employer, to	Euronet Worldwide, Inc.
Attention: General Counsel
4601 College Boulevard, Ste. 300
Leawood, Kansas 66211

if to Employee, to	Juan C. Bianchi
or to such other address as Employer or Employee shall have furnished to the other in writing.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement, to be effective as of the date first above written.

Euronet Worldwide, Inc.
/s/ Juan C. Bianchi	a Delaware Corporation
Juan C. Bianchi
/s/ Michael J. Brown

By: Michael J. Brown
Its: Chairman and Chief Executive Officer

Schedule A
Vesting Schedule
The restricted stock referred to in Section 3(b)(i) shall vest as follows:
Time Vest Restricted Stock :
Restricted stock with an aggregate value of $1,500,000 will be subject to time-based vesting over 5 years (“Time Vest Restricted Stock”). Each year, on the anniversary of the date on which the restricted stock was awarded (each such date, a “Annual Vest Date,”) 20% of the shares awarded shall vest to the Employee, provided he shall have remained in continuous employment with Employer until such Annual Vest Date (including but not limited to the duration of the Term and the duration of the Severance Period).
Performance Vest Restricted Stock — Tranche A:
Restricted stock with an aggregate value of $1,500,000 will be subject to performance based vesting over 5 years (“Performance Vest Restricted Stock — Tranche A”) as follows: Each year, on the anniversary of the date on which the restricted stock was awarded (each such date, a “Annual Vest Date”) 20% of the shares awarded shall vest to the Employee, provided that (i) he shall have remained in continuous employment with Employer until such Annual Vest Date (including but not limited to the duration of the Term and the duration of the Severance Period) and (ii) EBITDA of Ria Envia, Inc., as determined in the next paragraph, shall have increased 10% or more during the 12 month calendar period closed prior to each Annual Vest Date, as compared with the previous year’s EBITDA.
EBITDA shall be determined exclusive of intercompany profits and in United States dollars. For the avoidance of doubt, EBITDA represents “Operating Income” of Ria Envia Inc. and its consolidated subsidiaries as disclosed in Employer’s financial statements filed with the Securities and Exchange Commission (excluding the impact of acquisitions closed after April 5, 2007, intercompany profits and depreciation and amortization), after deduction of all direct costs, salaries (including bonuses paid or accrued), applicable share-based compensation, benefits and selling, general and administrative expense incurred by, or allocated to, the Ria Envia, Inc. EBITDA shall be determined by the Compensation Committee of the Board of Directors of the Employer on or before each Annual Vest Date.
Performance Vest Restricted Stock — Tranche B.
Restricted stock with an aggregate value of $3,500,000 will be subject to performance based vesting over 5 years (“Performance Vest Restricted Stock — Tranche B”) as follows: Each year,

on the anniversary of the date on which the restricted stock was awarded (each such date, a “Annual Vest Date”) 20% of the shares awarded shall vest to the Employee, provided that (i) he shall have remained in continuous employment with Employer until such Annual Vest Date (including but not limited to the duration of the Term and the duration of the Severance Period) and (ii) the following targets are met:
     (a) on the first Annual Vest Date, Ria Envia Inc., on a consolidated basis (exclusive of the impact of acquisitions closed subsequent to April 5, 2007) achieves EBITDA as defined above totalling at least 90% of the EBITDA growth projected for Ria Envia Inc. in the financial plan included in the Credit Suisse Confidential Information Memorandum relating to the sale of Ria Envia Inc. (“Projected Ria Growth”) for the year ended December 31, 2007.
     (b) on the second Annual Vest Date, Ria Envia Inc., on a consolidated basis (exclusive of the impact of acquisitions closed subsequent to April 5, 2007) achieves EBITDA as defined above totalling at least 90% of Projected Ria Growth for the year ended December 31, 2008
     (c) on each of the third through the fifth Annual Vest Dates, if Ria Envia Inc., on a consolidated basis (exclusive of the impact of acquisitions closed subsequent to April 5, 2007) achieves EBITDA for each year that is at least 15% higher than the previous year.